Exhibit 4.1

EXECUTION COPY

ACQUISITION AND DISPOSAL AGREEMENT

between

AFRICAN RAINBOW MINERALS & EXPLORATION INVESTMENTS (PROPRIETARY) LIMITED

and

ANGLOVAAL MINING LIMITED

CONTENTS

1	INTERPRETATION	4
2.	PROVISIONS WHICH TAKE IMMEDIATE EFFECT	9
3.	SUSPENSIVE CONDITIONS	9
4.	AVMIN’S PURCHASE OF THE HARMONY SHARES	11
5.	ARMI’S SUBSCRIPTION FOR THE NEW AVMIN SHARES	12
6.	EXCHANGE OF THE ARM PLATINUM SHARES AND ARM CONSORTIUM DEBT FOR NEW AVMIN SHARES	13
7.	CLOSING	14
8.	ASSIGNMENT OF BOE LOAN	17
9.	WARRANTIES AND UNDERTAKINGS BY ARMI	18
10.	WARRANTIES AND UNDERTAKINGS BY AVMIN	18
11.	CHANGE OF NAMES	19
12.	BREACH	19
13.	INDIVISIBILITY	20
14.	CONFIDENTIALITY	20
15.	GENERAL	21
16.	DISPUTE RESOLUTION	23
17.	ADDRESSES FOR LEGAL PROCESS AND NOTICES	24
18.	COSTS	25

Appendices

1	Corporate particulars of ARM Consortium and ARM Platinum (clauses 1.1.3 and 1.1.8)

2	List of Modikwa Finance Agreements (clause 1.1 29)

3	Form of application form (clause 7.2.3)

4	Instructions to ARMI’s CSDP (clause 7.2.4)

5	Instructions to Avmin’s CSDP (clause 7.3.2)

6	Warranties and undertakings by ARMI (clause 9)

7	Form of cession by ARMI to Avmin (clause 7.2.2)

ACQUISITION AND DISPOSAL AGREEMENT

between

AFRICAN RAINBOW MINERALS & EXPLORATION INVESTMENTS (PROPRIETARY) LIMITED

(a private company incorporated in accordance with the laws of South Africa under Registration No. 1997/020158/07 with its principal office at ARM House, 29 Impala Road, Chislehurston. 2146, South Africa)

(“ARMI”)

and

ANGLOVAAL MINING LIMITED

(a public company incorporated in accordance with the laws of South Africa under Registration No. 1933/004580/06 with its principal office at 56 Main Street, Johannesburg, 2001, South Africa)

(“Avmin”)

WHEREAS

A.	ARMI is the owner of the following assets (the “ARMI Assets”) among others:

(a)	35,002,396 (thirty five million two thousand three hundred and ninety six) Harmony Shares;

(b)	100% (one hundred per cent) of the issued share capital of ARM Platinum, which in turn will own 83% (eighty three per cent) of the issued share capital of ARM Consortium at the Closing Date, which in turn holds a 50% (fifty per cent) interest in the Modikwa JV; and

(c)	the ARM Consortium Debt.

B.	The Parties, together with Harmony, reached an agreement in principle regarding a range of indivisible transactions which, if implemented, will result in the creation of the largest black controlled mineral resources company in South Africa, and have made a detailed joint cautionary announcement about those transactions, which was published in the press on 14 November 2003.

C.	As appears from that announcement the implementation of those transactions is subject to certain conditions precedent, one of which is the finalization of the requisite legal agreements for them.

D.	The Parties are accordingly entering into this Agreement for the Avmin transactions on the basis so finalised by them.

THE PARTIES ACCORDINGLY AGREE THAT:

1.	INTERPRETATION

1.1	Definitions

For the purposes of this Agreement and the preamble above, unless the context requires otherwise:

1.1.1	“this Agreement”	means this acquisition and disposal agreement and includes its Appendices which shall form part of it;

1.1.2	“ARMI Assets”	means the ARMI Harmony Shares, the ARM Platinum Shares and the ARM Consortium Debt;

1.1.3	“ARM Consortium”	means ARM Mining Consortium Limited, a public company incorporated in South Africa under Registration No. 2001/001997/06, whose corporate particulars are set out in Appendix 1;

1.1.4	“ARM Consortium Debt”	means all of ARMI’s rights in and to the debts owed by ARM Consortium to ARMI at the Closing Date for the ‘shareholder’ loans made by ARMI to ARM Consortium from time to time, and including the loan of R102,500,000 originally made by BoE, through its ‘BoE Merchant Bank’ division and subsequently acquired by ARMI from BoE;

1.1.5	“ARMI Control Transaction”	means the transaction which is being entered into between ARMI and Harmony about the same time as this Agreement in terms of which ARMI and Harmony will agree on the basis upon which Harmony’s Avmin Shares will be voted by ARMI;

1.1.6	“ARMI’s CSDP”	means ‘Nedcor Securities’;

1.1.7	“ARMI Harmony Shares”	means the 35,002,396 Harmony Shares owned by ARMI and referred to in paragraph A of the preamble above;

1.1.8	“ARM Platinum”	means African Rainbow Minerals Platinum (Proprietary) Limited, a private company incorporated in South Africa under Registration No. 1999/018332/07, Whose corporate particulars are set out in Appendix 1;

1.1.9	“ARM Platinum Group”	means ARM Platinum and ARM Consortium;

1.1.10	“ARM Platinum Shares”	means all of the shares comprising the entire issued share capital of ARM Platinum at the Closing Date;

1.1.11	“Avgold”	means Avgold Limited, a public company incorporated in South Africa under Registration No. 1990/007025/06;

1.1.12	“Avgold Shares”	means ordinary shares of R0.01 each in Avgold’s share capital;

1.1.13	“Avgold Transaction”	means the agreement which is being entered into between Avmin and Harmony about the same time as this Agreement, in terms of which Avmin will be disposing of its 286,305,263 Avgold Shares, which are approximately 42.2% of Avgold’s issued share capital, to Harmony, in exchange for the allotment and issue by Harmony to Avmin of 28,630,526 new Harmony Shares;

1.1.14	“Avmin Shares”	means ordinary shares of R0.05 each in Avmin’s share capital;

1.1.15	“BoE”	means Nedbank Limited through its Capital Markets division;

1.1.16	“BoE Loan Agreement”	means the Term Loan Agreement between BoE and ARMI, which was signed by ARMI on 23 December 2003 and in terms of which BoE tent and advanced R40,000,000 to ARMI;

1.1.17	“Business Day”	means any day other than a Saturday, Sunday or statutory holiday in South Africa;

1.1.18	“Closing Date”	means, the date on which all the matters to be completed in terms of clause 7 below are duly completed in accordance with the requirements of that clause;

1.1.19	“Closing Meeting”	means the closing meeting to be held in accordance with the requirements of clause 7.1 below and includes any adjournments of the meeting as agreed between the Parties;

1.1.20	“the Code”	means the Securities Regulation Code on Takeovers and Mergers and the Rules of the Securities Regulation Panel, promulgated in terms of the Companies Act;

1.1.21	“Companies Act”	means the Companies Act, 1973;

1.1.22	“Harmony”	means Harmony Gold Mining Company Limited, a public company incorporated in South Africa under Registration No. 1950/038232/06;

1.1.23	“Harmony Shares”	means ordinary shares of R0.50 each in Harmony’s issued share capital;

1.1.24	“JSE”	means the JSE Securities Exchange, South Africa;

1.1.25	“Kalgold”	means Kalahari Goldridge Mining Company Limited, a public company incorporated in South Africa under Registration No. 1982/002818/06;

1.1.26	“Kalplats Transaction”	means the agreement which is being entered into between Avmin, ARM Platinum, Harmony and Kalgold about the same time as this Agreement, in terms of which ARM Platinum will be acquiring certain assets from Kalgold;

1.1.27	“Merger Transactions”	means this Agreement, the Avgold Transaction, the Kalplats Transaction and the ARMI Control Transaction;

1.1.28	“Modikwa Consent Creditor”	means each lender or other counterparty to ARM Consortium or ARM Platinum, listed in Appendix 2, whose consent to this Agreement and its implementation (including the implementation of clause 8.2 below) is required under the Modikwa Finance Agreements, and “Modikwa Consent Creditors” means all of them collectively;

1.1.29	“Modikwa Finance Agreements”	means the agreements listed in Appendix 2 in terms of which monies were made available to ARM Consortium to fund its participation in the Modikwa JV;

1.1.30	“Modikwa JV”	means the joint venture between ARM Consortium Agreement; and Rustenburg Platinum established in terms of the Modikwa JV Agreement;

1.1.31	“Modikwa JV Agreement”	means the joint venture agreement between ARM Consortium, Rustenburg Platinum. ARM Platinum and ARMI for the joint venture mining operation between ARM Consortium and Rustenburg Platinum which they carry on at the Modikwa Mine;

1.1.32	“New Avmin Shares”	means the 87750417 new Avmin Shares which are to be subscribed for by and allotted and issued to ARMI in terms of this Agreement;

1.1.33	“Parties”	means ARMI and Avmin, the parties to this Agreement; and “Party” means either one of them as the context may require;

1.1.34	“Rustenburg Platinum”	means Rustenburg Platinum Mines Limited, a public company incorporated in South Africa under Registration No. 1931/003380/06;

1.1.35	“Signature Date”	means the last date on which this Agreement is signed by the Parties;

1.1.36	“SRP”	means the Securities Regulation Panel established in terms of the Companies Act; and

1.1.37	“Tax”	means any tax (including but not limited to income tax, capital gains tax, secondary tax on companies and Value added tax), duty or levy (including any penalty or interest) imposed by any law administered by the Commissioner for the South African Revenue Service or any equivalent or comparable authority within South Africa.

1.2	General interpretation

For the purposes of this Agreement the following rules of construction shall apply, unless the context requires otherwise:

1.2.1	a reference to any one gender, whether masculine, feminine or neuter, includes the other two;

1.2.2	any reference to a person includes, without being limited to, any individual, body corporate, unincorporated association or other entity recognised under any law as having a separate legal existence or personality;

1.2.3	any word or expression defined in, and for the purposes of, this Agreement shall if expressed in the singular include the plural and vice versa, and a cognate word or expression shall have a corresponding meaning;

1.2.4	references to a statutory provision include any subordinate legislation made from time to time under that provision and references to a statutory provision include that provision as from time to time modified or re-enacted as far as such modification or re-enactment applies, or is capable of applying, to this Agreement or any transaction entered into in accordance with this Agreement;

1.2.5	a “law” shall be construed as any law (including common law), statute, constitution, decree, judgment treaty, regulation, directive, by-law, order or any other legislative measure or enactment of any government, local government, statutory or regulatory body or court and shall be deemed to include the rules and other requirements of any applicable stock exchange;

1.2.6	references in this Agreement to “clauses”and “Appendices” are to clauses of, and appendices to, this Agreement:

1.2.7	any reference in this Agreement to this Agreement or any other agreement, document or instrument shall be construed as a reference to this Agreement or that other agreement, document or instrument as amended, varied, novated or substituted from time to time;

1.2.8	words and expressions defined in the Companies Act which are not defined in this Agreement shall have the same meanings in this Agreement as those ascribed to them in the Companies Act;

1.2.9	any word and expression defined in any clause shall, unless the application of the word or expression is specifically limited to the clause in question, bear the meaning ascribed to the word or expression throughout this Agreement;

1.2.10	no rule of construction shall be applied to the disadvantage of a Party to this Agreement because that Party was responsible for or participated in the preparation of this Agreement or any part of it; and

1.2.11	unless otherwise provided, any number of days prescribed shall be determined by excluding the first and including the last day or, where the last day falls on a day that is not a Business Day, the next succeeding Business Day.

1.3	Headings and Sub-headings

All the headings and sub-headings in this Agreement are for convenience only and are not to be taken into account for the purposes of interpreting it.

2.	PROVISIONS WHICH TAKE IMMEDIATE EFFECT

The provisions of this clause 2 and clauses 1, 3, 12, 13, 14, 15, 16, 17 and 18 shall take effect and become operative immediately upon the Signature Date.

3.	SUSPENSIVE CONDITIONS

3.1	All the provisions of this Agreement, except for those which take effect and become operative immediately in terms of clause 2 above, shall be subject to the fulfilment of the following suspensive conditions by 30 April 2004, or such later date as the Parties may agree in writing:

3.1.1	that all of the other Merger Transaction are duly entered into and become unconditional and take effect according to their terms, save in so far as they are conditional on this Agreement becoming unconditional;

3.1.2	that all regulatory approvals from the JSE and the SRP which are necessary for the implementation of this Agreement in accordance with its terms are duly obtained, including without necessarily being limited to an exemption by the SRP in terms of rule 8.7 of the Code from the requirement for a mandatory offer by ARMI to the other shareholders of Avmin for the acquisition of their Avmin Shares;

3.1.3	that the approval of Avmin’s shareholders in general meeting is duly obtained for the following matters:

3.1.3.1	this Agreement;

3.1.3.2	a waiver by them of the mandatory offer referred in clause 3.12 above;

3.1.3.3	the Avgold Transaction;

3.1.3.4	the Kalplats Transaction;

3.1.4	that the approval of Rustenburg Platinum to the disposal of the ARM Platinum shares is duly obtained in writing, in accordance with the requirements of the Modikwa JV Agreement;

3.1.5	that the approval of the Modikwa Consent Creditors to this Agreement and its implementation (including the implementation of clause 8.2 below) is duly obtained in writing, in accordance with the requirements of the Modikwa Finance Agreements;

3.1.6	that the approval of the Competition Tribunal to the implementation of the Merger Transactions is duly obtained in accordance with the requirements of the Competition Act, 1998;

3.1.7	that the JSE agrees to the listing of the New Avmin Shares with effect from the Closing Date; and

3.1.8	that the approval of BoE to the assignment of the BoE Loan Agreement to Avmin in terms of this Agreement is duly obtained in accordance with the requirements of that agreement.

3.2	If any approval required for the fulfilment of any of the suspensive conditions referred to in clauses 3.1.2, 3.1.4, 3.1.5 and 3.1.6 above is granted subject to any condition which is unusual or abnormal or outside the contemplation of either of the Parties, and which adversely affects the Party in question to a material extent, the approval shall be deemed not to have been granted if that Party so requires.

3.3	If any one of the suspensive conditions referred to in clause 3.1 above is not fulfilled by 30 April 2004 or such later date as may be agreed upon in writing (and such agreement may not be unreasonably withheld or delayed), then the provisions of this Agreement that are suspended shall not take effect and those that have taken effect and become operative shall fall away, unless otherwise provided for in this Agreement.

3.4	If all of those suspensive conditions are fulfilled, then all the provisions of this Agreement which were suspended in terms of clause 3.1 above shall also take effect and become operative, and the whole of this Agreement shall accordingly become unconditional.

3.5	Avmin shall be obliged at its cost to convene all the meetings and do everything else that may be necessary to enable the resolutions which will be required from its shareholders in terms of clause 3.1.3 above, to be duly passed.

3.6	ARMI shall apply at its cost for any approvals referred to in clause 3.1.4 and 3.1.5 above and do everything that may reasonably be required of it for that purpose.

3.7	The Parties shall notify the Competition Commission of the Merger Transactions in accordance with the requirements of the Competition Act, 1998, and shall co-operate with each other and do everything that may be necessary or reasonably required of them for that purpose.

3.8	Avmin shall be obliged to give an undertaking in writing to BoE in accordance with the requirements of clause 13.1.6(b)(ii) of the BoE Loan Agreement.

4.	AVMIN’S PURCHASE OF THE HARMONY SHARES AND THE ARM CONSORTIUM DEBT

4.1	Agreement to Sell and Purchase

ARMI agrees to sell to Avmin, which agrees to purchase from ARMI, upon and subject to the terms and conditions of this Agreement:

4.1.1	all of the ARMI Harmony Shares; and

4.1.2	the ARM Consortium Debt.

4.2	Amount of Purchase Price

The purchase price payable, by Avmin for all of the ARMI Consortium Debt is R4,086,910,550 (four billion eighty six million nine hundred and ten thousand five hundred and fifty rands) in the aggregate, allocated as follows:

4.2.1	R3,537,692,147 (three billion five hundred and thirty seven million six hundred and ninety two thousand one hundred and forty seven rands) for the ARMI Harmony Shares; and

4.2.2	R549,218,403 (five hundred and forty nine million two hundred and eighteen thousand four hundred and three rands) for the ARM Consortium Debt.

4.3	Payment of Purchase Price

That aggregate purchase price shall be payable by Avmin to ARMI at the Closing Meeting against delivery of the ARMI Harmony Shares and the ARM Consortium Debt to Avmin, and the completion of all the other matters to be completed at the Closing Meeting in accordance with clause 7 below.

5. ARMI’S SUBSCRIPTION FOR 81,738,211 OF THE NEW AVMIN SHARES

5.1	Agreement to Subscribe

5.1.1	ARMI agrees with Avmin to subscribe for 81,738,211 (eighty one million seven hundred and thirty eight thousand two hundred and eleven) of the New Avmin Shares, for a subscription price of R50 (fifty rands) per share (of which R0.05 (five cents) shall be credited to share capital and R49.95 (forty nine rands and ninety five cents) to share premium), and the total sum of R4,086,910,550 (four billion eighty six million nine hundred and ten thousand five hundred and fifty rands) so determined shall be payable against their allotment and issue to ARMI and against the completion of all the other matters to be completed at the Closing Meeting in accordance with clause 7 below.

5.1.2	Upon the allotment of those 81,738,211 (eighty one million seven hundred and thirty eight thousand two hundred and eleven Avmin Shares to ARMI. They shall rank pari passu in all respects with all of the Avmin Shares then in issue.

5.2	Allotment and Issue of 31,738,211 of the New Avmin Shares

Avmin agrees with ARMI to allot and issue those 81,738,211 (eighty one million seven hundred and thirty eight thousand two hundred and eleven) of the New Avmin Shares to ARMI against the discharge of their subscription price, and the completion of all the other matters to be completed at the Closing Meeting in accordance with clause 7 below.

6. EXCHANGE OF THE ARM PLATINUM SHARES FOR NEW AVMIN SHARES

6.1	Agreement to Exchange

Avmin agrees with ARMI to acquire from ARMI the ARM Platinum Shares, in exchange for 6,012,206 (six million and twelve thousand two hundred and six) of the New Avmin Shares upon and subject to the terms and conditions of this Agreement.

6.2.	ARMI to Subscribe for 6,012,206 of the New Avmin Shares

ARMI shall apply and subscribe for 6,012,206 (six million and twelve thousand two hundred and six) of the New Avmin Shares for a consideration comprising the ARM Platinum Shares, which shall be transferred to Avmin against the allotment and issue to ARMI of those New Avmin Shares and the completion of the other matters to be completed at the Closing Meeting in accordance with clause 7 below.

6.3	Allotment and Issue of 6,012,206 of the New Avmin Shares

6.3.1	Avmin shall, upon the transfer to it of the ARM Platinum Shares and against the completion of all the other matters to be completed at the Closing Meeting in accordance with clause 7 below, allot and issue 6,012,206 (six million and twelve thousand two hundred and six) of the New Avmin Shares to ARMI which, upon their allotment, shall rank pari passu in all respects with all of the Avmin Shares then in issue.

6.3.2	Upon the allotment of those 6,012,206 (six million and twelve thousand two hundred and six) of the New Avmin Shares to ARMI, Avmin’s share capital account shall be credited with R300,610 (three hundred thousand six hundred and ten rands) and its share premium account with R300,309,690 (three hundred million three hundred and nine thousand six hundred and ninety rands).

7.	CLOSING

7.1	Closing Meeting

7.1.1	Unless otherwise agreed by the Parties and Harmony in writing a closing meeting shall be held at 14h00 on the 5th (fifth) Business Day after the date on which all of the suspensive conditions in clause 3.1 above are duly fulfilled and/or waived, at the offices of Deneys Reitz Inc. at 82 Maude Street, Sandton, or at such other place as the Parties and Harmony may agree in writing, for the closing of this Agreement by the completion of all the matters specified in clauses 7.2 and 7.3 below.

7.1.2	The Closing Meeting shall be held together with the closing meetings to be held at the same time and place in terms of the Avgold Transaction and the Kalplats Transaction.

7.2	Matters to be completed by ARMI

At the Closing Meeting ARMI shall deliver to Avmin all of the following:

7.2.1	the certificate(s) for the ARM Platinum Shares, together with such transfer forms, duly executed by ARMI and bearing the true date of execution (which may not be more than 30 (thirty) days before the date of the Closing Meeting), as may be required for the lawful registration of the transfer of the ARM Platinum Shares to Avmin;

7.2.2	a written cession by ARMI to Avmin, of the ARM Consortium Debt, in a form which is substantially the same as the form attached as Appendix 7;

7.2.3	an application by ARMI for the subscription by it for all of the New Avmin Shares, which shall be substantially in accordance with the form of application attached as Appendix 3;

7.2.4	a certified copy of a signed irrevocable and unconditional written instruction to ARMI’s CSDP, to effect a transfer of the ARM Harmony Shares to Avmin or its nominee in accordance with the requirements of this Agreement and an acknowledgement of the instruction by ARMI’s CSDP and an undertaking by it to give effect to the instruction, all of which shall be substantially in accordance with the form of Appendix 4;

7.2.5	a certified copy-of a resolution passed by ARM Platinum’s board of directors approving the following matters and which may be expressed as being subject to the implementation of this clause 7:

7.2.5.1	the transfer from ARMI to Avmin of the ARM Platinum Shares in accordance with the share transfer forms delivered to Avmin in terms of clause 7.2.1 above;

7.2.5.2	the registration in ARM Platinum’s register of members of Avmin as the holder of the ARM Platinum Shares in accordance with the approval given in terms of clause 7.2.5.1 above; and

7.2.5.3	the issue of appropriate new share certificates to Avmin for the ARM Platinum Shares registered in its name in accordance with the provisions of clause 7.2.5.2 above;

7.2.6	a resolution in writing signed by Ubuntu-Ubuntu Commercial Enterprises (Proprietary) Limited, as the sole member of ARMI, approving the disposal by ARMI of the ARMI Harmony Shares, the ARM Platinum Shares and the ARM Consortium Debt to Avmin in terms of this Agreement.

7.3	Matters to be completed by Avmin

At the Closing Meeting Avmin shall deliver to ARMI all of the following:

7.3.1	a certified copy of a resolution passed by Avmin’s board of directors, or any other valid authority of Avmin, approving the following matters, which may be expressed as being subject to the implementation of this clause 7:

7.3.1.1	the allotment and issue of all the New Avmin Shares to ARMI in accordance with the requirements of this Agreement; and

7.3.1.2	the listing of all of the New Avmin Shares on the JSE;

7.3.2	a certified copy of a signed irrevocable written instruction by Avmin to its transfer secretaries, Computershare Limited, to give effect to the allotment and issue of the New Avmin Shares to ARMI in accordance with the requirements of this Agreement and an acknowledgement of the instruction and an -undertaking [“to” give effect to it by, Computershare Limited, all of which shall be substantially in accordance with the form of Appendix 5; and

7.3.3	written confirmation from the JSE that the New Avmin Shares will be listed on the JSE on the Closing Date.

7.4	Deemed Simultaneous Completion

Notwithstanding anything to the contrary anywhere else in this Agreement the Parties agree that all the matters to be completed pursuant to clauses 7.2 and 7.3 above shall be deemed to be have been completed simultaneously, and that none of them shall be deemed to have been completed unless all of them have been completed, and unless all of the matters to be completed by Avmin and Harmony at the other closing meetings referred to in clause 7.1.2 above have also all been completed.

7.5	Final Confirmation

Upon the completion of all the matters to be completed in terms of this clause 7 the Parties shall be obliged to sign and deliver to ARMPs CSDP and to Avmin’s transfer secretaries a written final confirmation of that fact as contemplated in Appendices 4 and 5.

8.	ASSIGNMENT OF BOE LOAN AND MODIKWA FINANCE AGREEMENTS

8.1	BoE Loan Agreement

ARMI hereby assigns all of its rights and obligations under the BoE Loan Agreement to Avmin, and Avmin accepts that assignment, all with effect from the Closing Date and subject to the terms and conditions of this Agreement, so that with effect from the Closing Date Avmin will be substituted in all respects for ARMI as the “Borrower” under the BoE Loan Agreement as if Avmin had entered into it in the first place.

8.2	Modikwa Finance Agreements

ARMI hereby assigns to Avmin all of its rights and obligations under each one of the Modikwa Finance Agreements to which it is a party, and Avmin accepts each such assignment, all with effect from the Closing Date and subject to the terms and conditions of this Agreement, so that with effect from the Closing Date Avmin shall be substituted in all respects for ARMI as a party to each of those agreements as if Avmin had entered into it in the first place.

9.	WARRANTIES AND UNDERTAKINGS BY ARMI

9.1	Warranties and Undertakings

ARMI agrees to be bound by ail the warranties and undertakings set out in the attached Appendix 6. ARMI acknowledges that Avmin is entering into this Agreement in reliance upon the warranties and undertakings set out in Appendix 6. Each warranty given by ARMI in terms of this Agreement shall be a separate warranty and shall in no way be limited or restricted by the provisions of any other warranty.

9.2	Limits on ARMI’s Liability

Notwithstanding anything to the contrary anywhere else in this Agreement, the aggregate amount of Avmin’s recoverable damages for any breach or breaches of this Agreement by ARMI, including without being limited to the warranties and undertakings set out in Appendix 6, shall not in any circumstances exceed R4, 086, 910, 550 (four billion eighty six million nine hundred and ten thousand five hundred and fifty rands) in the aggregate.

10.	WARRANTIES AND UNDERTAKINGS BY AVMIN

10.1	Warranties and Undertakings

Avmin agrees to be bound by the following warranties and undertakings:

10.1.1	Avmin will have sufficient authorised capital to allot and issue all of the New Avmin Shares;

10.1.2	Avmin has the power and will have taken all the necessary authorising action to allot and issue the New Avmin Shares in terms of this Agreement; and

10.1.3	the New Avmin Shares, when allotted and issued, will rank pan passu with all of the other Avmin Shares then in issue and will be duly listed on the JSE.

10.2	Limits on Avmin’s Liability

Notwithstanding anything to the contrary anywhere else, in this Agreement the aggregate amount of ARMI’s recoverable damages for any breach or breaches of this Agreement by Avmin, including without being limited to the warranties and undertakings set out in clause 10.1 above, shall not in any circumstances exceed R4, 086, 910, 550 (four billion eighty six million nine hundred and ten thousand five hundred and fifty rands) in the aggregate.

11.	CHANGE OF NAMES

Avmin’s Name

Avmin undertakes that subject to the passing of the necessary special resolution at the general meeting to be convened in terms of clause 3.5 above, it will change its name to ‘African Rainbow Minerals Limited’, and it shall take all steps and do everything else to enable that special resolution to be passed and duly registered in accordance with the requirements of the Companies Act.

12.	BREACH

12.1	Breach by ARMI

If ARMI commits any breach of this Agreement, then subject to clause 12.3 below, Avmin shall not be entitled to cancel it unless the breach is material and goes to the root of the contract and cannot be remedied adequately by the payment of damages and, being such a breach, it is not remedied or is not capable of being remedied by specific performance within a reasonable time (which shall not be less than 30 (thirty) days) after ARMI receives written notice from Avmin to remedy the breach.

12.2	Breach by Avmin

If Avmin commits any breach of this Agreement, then, subject to clause 12.3 below, ARMI shall not be entitled to cancel it unless the breach is material and goes to the root of the contract and cannot be remedied adequately by the payment of damages and, being such a breach, it is not remedied or is not capable of being remedied by specific performance within a reasonable time (which shall not be less than 30 (thirty) days) after Avmin receives written notice from ARMI to remedy the breach.

12.3	Restriction on Right to Cancel

Notwithstanding anything to the contrary anywhere else in this Agreement neither Party shall be entitled to cancel this Agreement after the Closing Date for any breach of this Agreement by the other Party, and the exclusive remedy for any such breach shall be limited to a claim for specific performance or such damages as may be recoverable for the breach.

12.4	Subject to clause 12.3 above, the respective remedies of the Parties in terms of this clause 12 shall not be exhaustive and shall be in addition and without prejudice to any other remedies they may have under or in consequence of this Agreement.

13.	INDIVISIBILITY

13.1	This Agreement

This Agreement and the various transactions in it shall be one indivisible agreement.

13.2	The Merger Transactions

All of the Merger Transactions shall together form one indivisible transaction so that if any one of the other Merger Transactions fails to take effect or is cancelled, rescinded or otherwise falls away for any reason, then either Party shall be entitled to cancel the whole of this Agreement by written notice given to that effect.

14.	CONFIDENTIALITY

14.1	Announcements

Neither Party shall publish any announcement of this transaction through any of the media until the other shall have approved in writing the proposed announcement (which approval shall not be unreasonably withheld or delayed). Either Party may, however, publish such announcement (without such approval) if required to do so by law or by any securities exchange or regulatory or governmental body to which it is subject, wherever situated; provided only that such Party shall consult the other Party before publishing the announcement and shall provide the other Party with a copy of the announcement prior to such publication.

14.2	Confidentiality

All information or documents which may be made available to either Party by the other for the purposes of this Agreement, whether before or after the Signature Date, shall be kept in the strictest confidence by the receiving Party.

15. GENERAL

15.1	Communications between the Parties

All notices, demands and other oral or written communications given or made by or on behalf of either Party to the other Party shall be in English or accompanied by a certified translation into English.

15.2	Remedies

Subject to clause 12.3 above, no remedy conferred by this Agreement is intended to be exclusive of any other remedy which is otherwise available at law, by statute or otherwise. Each remedy shall be cumulative and in addition to every other remedy given hereunder or now or hereafter existing at law, by statute or otherwise. The election of any one or more remedy by either of the Parties shall not constitute a waiver by such Party of the right to pursue any other remedy.

15.3	Severance

If any provision of this Agreement, which is not material to its efficacy as a whole, is rendered void, illegal or unenforceable in any respect under any law, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

15.4	Entire Agreement

15.4.1	This Agreement (including the Appendices) constitutes the entire agreement between the Parties in regard to its subject matter.

15.4.2	Neither Party shall have any claim or right of action arising from any undertaking, representation or warranty not included in this Agreement or the Appendices.

15.5	Variations

No agreement to vary, add to or cancel this Agreement shall be of any force or effect unless recorded in writing and signed by or on behalf of both of the Parties.

15.6	Assignment

Neither Party may cede any of its rights or delegate any of its obligations under this Agreement.

15.7	General Co-operation

The Parties shall co-operate with each other and execute and deliver to each other such other instruments and documents and take such other actions as may be reasonably requested from time to time in order to carry out, evidence and confirm their rights and the intended purpose of this Agreement.

15.8	Counterparts

This Agreement may be signed in any number of counterparts, all of which taken together shall constitute one and the same instrument. Either Party may enter into this Agreement by signing any such counterpart.

15.9	Governing law

The validity of this Agreement, its interpretation, the respective rights and obligations of the Parties and all other matters arising in any way out of it or its expiration or earlier termination for any reason shall be determined in accordance with the laws of South Africa.

16. DISPUTE RESOLUTION

16.1	AFSA Arbitration

in the event of there being any dispute or difference between the Parties arising out of this Agreement, or in connection with it, or regarding its interpretation, validity, execution, implementation, termination or cancellation, the said dispute or difference shall on written demand by either Party to the dispute be submitted to arbitration in Johannesburg in accordance with the rules of the Arbitration Foundation of Southern Africa (“AFSA”).

16.2	Appeals

Any Party to the arbitration may appeal the decision of the arbitrator or arbitrators in terms of the Rules of AFSA.

16.3	Court Relief

Nothing herein contained shall be deemed to prevent or prohibit a Party to the arbitration from applying to the appropriate court for urgent relief.

16.4	Proceedings in Camera

Any arbitration in terms of this clause 16 shall be conducted in camera and the Parties shall treat as confidential and not disclose to any third party details of the dispute submitted to arbitration, the conduct of the arbitration proceedings or the outcome of the arbitration, without the written consent of all the Parties thereto.

16.5	Survival Beyond Termination or Cancellation

The provisions of this clause 16 shall remain binding upon the Parties notwithstanding any termination or cancellation of this Agreement for any reason whatsoever.

16.6	Prescription

The Parties agree that the written demand by any Party to the dispute in terms of clause 16.1 that the dispute or difference be submitted to arbitration, is to be deemed to be a legal process for the purpose of interrupting extinctive prescription in terms of the Prescription Act, No. 68 of 1969.

17.	ADDRESSES FOR LEGAL PROCESS AND NOTICES

17.1	The Parties choose for the purposes of this Agreement the following addresses and telefax numbers:

17.1.1	ARMI	ARM House 29 Impala Road Chislehurston Telefax No: (011)883-5609

17.1.2	Avmin	56 Main Street Johannesburg Telefax No. (011) 634-0502

17.2	Any legal process to be served on either Party may be served on it at the physical address specified for it in clause 17.1 and it chooses that address as its domicilium citandi et executandi for all purposes under this Agreement.

17.3	Any notice or other communication to be given to either Party in terms of this Agreement shall be valid and effective only if it is given in writing, provided that any notice given by telefax shall be regarded for this purpose as having been given in writing.

17.4	A notice to either Party which is correctly addressed and delivered to the Party by hand at the physical address specified for it in clause 17.1 shall be deemed to have been received on the day of delivery, provided it was delivered to a responsible person during ordinary business hours.

17.5	Each notice by telefax to a Party at the telefax number specified for it in clause 17.1 shall be deemed to have been received (unless the contrary is proved) within 4 (four) hours of transmission if it is transmitted during normal business hours of the receiving Party or within 4 (four) hours of the beginning of the next Business Day after it is transmitted, if it is transmitted outside those business hours.

17.6	Notwithstanding anything to the contrary in this clause 17, a written notice or other communication actually received by either Party (and for which written receipt has been obtained) shall be adequate written notice or communication to it notwithstanding that the notice was not sent to or delivered at its chosen address.

17.7	Either Party may by written notice to the other Party change its physical address or telefax number for the purposes of clause 17.1 to any other physical address or telefax number provided that the change shall become effective on the 7th (seventh) day after the receipt of the notice.

18. COSTS

18.1	Costs of this Agreement

Each Party shall pay its own costs incurred by it to its attorneys and other professional advisers for the preparation and signing of this Agreement and its Appendices.

18.2	Issue Duty

Any stamp duties and uncertificated securities tax payable in connection with the allotment and issue of the New Avmin Shares and the transfer of the ARMI Harmony Shares shall be borne and paid by Avmin.

18.3	Filing Fee for Competition Commission

The cost of the filing fee which will be payable, for the notification of and submissions for the Merger Transactions, to be filed with the Competition Commission in terms of the Competition Act, 1998 shall be borne by the Parties equally with Harmony in accordance with the separate arrangement made between the Parties and Harmony.

     SIGNED at SANDTON on 16 February 2004.

For:	AFRICAN RAINBOW MINERALS & EXPLORATION INVESTMENTS (PROPRIETARY) LIMITED

who warrants that he is authorised

     SIGNED at SANDTON on 16 February 2004.

For:	ANGLOVAAL MINING LIMITED

Signatory:
Capacity: Authority:

APPENDIX 1

to the Acquisition and Disposal Agreement
(Clause 1.1,3)

ARM PLATINUM GROUP’S CORPORATE PARTICULARS

(as at the Signature Date)

1.	AFRICAN RAINBOW MINERALS PLATINUM (PROPRIETARY) LIMITED

1.1	Registered Office	ARM House Block C 29 Impala Road Chislehurston 2196

1.2	Company Number	1999/018332/07

1.3	Incorporation Date	23 August 1999

1.4	Authorised Share Capital	R1,000 divided into 1,000 ordinary shares of R1.00 each

1.5	Issued Share Capital	R1,000 divided into 1,000 ordinary shares of R1.00 each

1.6	Owner	ARMI

1.7	Directors	P T Motsepe, W M Gule, A J Wilkens, P Taljaard

2.	ARM MINING CONSORTIUM LIMITED

2.1	Registered Office	ARM House Block C 29 Impala Road Chislehurston 2196

2.2	Company Number	2001/001997/06

2.3	Incorporation Date	30 January 2001

2.4	Authorised Share Capital	R 1,000,000 divided into 50,000,000 ordinary shares of R0.01 each and 50,000,000 cumulative redeemable, preference shares of R0.01 each

2.5	Issued Share Capital	R 1.00 divided into 100 ordinary shares of R0.01 each R500,000 divided into 50,000,000 cumulative redeemable, convertible preference shares of R0.01 each

2.6	Owners of the ordinary shares	83 shares – ARM Platinum 5 shares – Matimatjatji Section 21 Company 12 shares – Mampudima Section 21 Company

2.7	Owners of the preference shares	Industrial Development Corporation of South Africa Limited

2.8	Directors:	P T Motsepe, W M Gule, A J Wilkens, P Taljaard, L P le Roux

APPENDIX 2

to the Acquisition and Disposal Agreement
(Clause 1.1.29)

MODIKWA FINANCE AGREEMENTS

DOCUMENTS INDEX

Abbreviations

“ABSA”	ABSA Bank Limited (acting through its ABSA Corporate and Merchant Bank division)

“ARM”	African Rainbow Minerals (Pty) Limited

“ARM Mining”	ARM Mining Consortium Limited

“ARM Platinum”	African Rainbow Minerals Platinum (Pty) Limited

“ARMI”	African Rainbow Minerals & Exploration Investments (Pty) Limited

“BoE”	BoE Merchant Bank (a division of BoE Bank Limited)

“Citibank"	Citibank N.A.

“IDC”	Industrial Development Corporation of South Africa Limited

“Micawber"	Micawber 237 (Pty) Limited

VOLUME 1 AGREEMENTS

No.	Document	Parties	Date
1.	Common Terms Agreement	BoE (Lender) ABSA IDC Citibank ARM Mining Micawber BoE (Facility Agent)	14/03/2002

VOLUME 2 AGREEMENTS

No.	Document	Parties	Date
1.	Senior Debt Facility Agreement	BoE ABSA IDC ARM Mining	14/03/2002

2.	Junior Debt Facility Agreement	BoE ABSA IOC ARM Mining	14/03/2002

3.	Standby Debt Facility Agreement	BoE ABSA IDC ARM Mining	14/03/2002

4.	Counter Indemnity	ARM Mining Micawber BoE (Facility Agent)	14/03/2002

No.	Document	Parties	Date
5.	Intercreditor Agreement	BoE (Lender)	14/03/2002
ABSA
IDC
Micawber
BoE (Facility Agent)

6.	Account Bank Undertaking	BoE (Account Bank)	14/03/2002
ARM Mining
ABSA
BoE (Lender)
Citibank
IDC
BoE
Micawber

7.	General Banking Facility	ABSA	14/03/2002
	Agreement	ARM

8.	Subordination Agreement	ABSA
BoE (Lender)
Citibank
IDC
ARM Platinum
ARM

VOLUME 3 AGREEMENTS

No.	Document	Parties	Date
9.	Sponsor Support Agreement	ARM Platinum	14/03/2002
ARMI
ARM
ARM Mining
BoE (Facility Agent)

10.	Pledge and Cession	ARM Mining	14/03/2002
Micawber

11.	Pledge and Cession in	ARM Mining	14/03/2002
	Security	Micawber

12.	Pledge and Cession	ARM Platinum	1 4/03/2002
ARM
Micawber

13.	Pledge and Cession in	ARM Platinum	14/03/2002
	Security	Micawber

14.	Debt Guarantee	Micawber	14/03/2002
BoE (Facility Agent)

15.	Limited Guarantee	ARM Platinum	14/03/2002
ARM
Micawber

No.	Document	Parties	Date
16.	ARM Gold Agreement	BoE (Lender)	14/03/20021
ABSA
IDC
Micawber
BoE (Facility Agent)
ARM Mining
ARM Platinum
ARMI

SUBORDINATED LOAN DOCUMENTS INDEX

AGREEMENTS

Abbreviations
“ABSA”	ABSA Bank Limited (acting through its ABSA Corporate and Merchant Bank division)
“ARM”	African Rainbow Minerals (Pty) Limited
“ARM Mining”	ARM Mining Consortium Limited
“ARMP”	African Rainbow Minerals Platinum (Pty) Limited
“ARMI”	African Rainbow Minerals & Exploration Investments (Pty) Limited
“BoE”	BoE Merchant Bank (a division of BoE Bank Limited)
“Citibank”	Citibank N.A.
“IDC”	Industrial Development Corporation of South Africa Limited
“Micawber”	Micawber 237 (Pty) Limited
“ARM Gold”	African Rainbow Minerals Gold Limited

No.	Document	Parties	Date
1.	Subordinated Loan	BoE	18/04/2002
	Agreement	ARMI
ARM Mining

2.	Guarantee	ARM Gold	18/04/2002
ARMI
BoE

3.	Subordination Agreement	BoE	30/04/2002
ABSA
IDC
Citibank
ARM Mining
ARMI
ARM Gold

4.	Subordination Agreement	BoE (as Lender and Facility Agent)	30/04/2002
ABSA
IDC
Citibank
ARM Mining

No.	Document	Parties	Date
5.	Extension Agreement	ARM Mining	30/05/2002
ARMI
BoE (Facility Agent)

6.	Amendment Agreement	BoE	25/06/2002
ARM Mining
ARMI

7.	Addendum to the	BoE (as Lender)	26/05/2002
	Subordination Agreement	ARM Mining
ABSA
BoE (Lender)
Citibank
IDC
BoE (as Facility Agent)
ARMI
Micawber
ARMP
ARM Gold

DOCUMENTS INDEX

AGREEMENTS

Abbreviations
“ARM Mining”	ARM Mining Consortium Limited
“ARMP”	African Rainbow Minerals Platinum (Pty) Limited
“IDC”	Industrial Development Corporation of South Africa Limited

No.	Document	Parties	Date
1.	Subscription and Preference	IDC	21/05/2002
	Share Agreement	ARM Mining
ARMP

2.	Amendment to the	IDC	31/05/2002
	Subordination and	ARMP
	Preference Share Agreement	ARM Mining

3.	Amendment to the	IDC	25/06/2002
	Subscription and Preference	ARMP
	Share Agreement	ARM Mining

APPENDIX 3
to the Acquisition and Disposal Agreement
(Clause 7.2.3)

FORM OF APPLICATION FOR THE NEW AVMIN SHARES TO BE SUBSCRIBED FOR BY
ARMI

The Secretary
Anglovaal Mining Limited
56 Main Street
Johannesburg
2001

Dear Sir

Application for 87,750,417 New Ordinary Shares in Avmin

We refer to the Acquisition and Disposal Agreement (the “Agreement”) between Avmin and ARMI, which was signed on 16 February 2004 and in terms of which ARMI agreed to subscribe for the New Avmin Shares. Words and expressions defined in the Agreement, and not defined in this application, shall have the same meanings in this application as those ascribed to them in the Agreement.

ARMI accordingly hereby applies for:

(a)	81,738,211 of the New Avmin Shares for a subscription price of R50 (fifty rands) per share, making a total of R4,086,910,550 in all for these shares, which shall be payable in accordance with the requirements of the Agreement; and

(b	6,012,206 of the New Avmin Shares for a subscription consideration comprising the ARM Platinum Shares, which will be transferred to Avmin in accordance with the requirements of the Agreement.

Subject to the provisions of the Agreement, this application is irrevocable and cannot be withdrawn without Avmin’s prior written consent.

ARMI agrees to take all of the New Avmin Shares in terms of the Agreement and subject to Avmin’s memorandum and articles of association, and it requests Avmin to allot and issue to it all of the New Avmin Shares pursuant to this application.

Yours faithfully

For:	AFRICAN RAINBOW MINERALS & EXPLORATION INVESTMENTS (PROPRIETARY) LIMITED

Signatory:
Capacity:
Authority:

APPENDIX 4
to the Acquisition and Disposal Agreement
(Clause 7.2.4}

FORM OF ARMI’S IRREVOCABLE INSTRUCTION TO ITS CSDP

TO: [ • ]

Dear Sir

Instruction to Transfer 35,002,396 Harmony Shares against receipt of consideration

1.	African Rainbow Minerals & Exploration Investments (Proprietary) Limited (“ARMI”), Anglovaal Mining Limited (“Avmin”) and Harmony Gold Mining Company Limited (“Harmony”) have entered into certain indivisible agreements (the “Merger Agreements”), one of which is an agreement between ARMI and Avmin {the “ARMI Agreement”).

2.	In terms of separate transactions, entered into pursuant to the ARMI Agreement:

2.1	ARMI is obliged to transfer to Avmin 35,002,396 ordinary shares of R0.50 each in Harmony; and

2.2	Avmin is obliged to allot and issue to ARMI 87,750,417 new ordinary shares of R0.05 each in Avmin.

3.	Those two transactions have to be effected, one against the other and both against the completion of certain other matters (the “completion matters”) arising out of the Merger Agreements.

4.	We hereby instruct you irrevocably and unconditionally, but subject to receipt of a final confirmation in accordance with paragraph 5 below, to effect on the first business day after receipt of such final written confirmation and at the same time the two transactions referred to in paragraph 2 above, by:

4.1	debiting ARMi’s account with yourselves with the 35,002,396 shares in Harmony and arranging for Avmin’s account with its’ CSDP, Computershare Custodial Services; Limited, “to be credited with those shares, at the same time: and

4.2	accepting for the credit of ARMI’s account with yourselves a total of the 87,750,417 new Avmin shares which are to be allotted and issued by Avmin to ARMI.

5.	Notwithstanding anything to the contrary in this instruction, you are to give effect to it only upon receipt of a final written confirmation signed by ARMI, Harmony and Avmin to the effect that all of the completion matters have been completed and that you may accordingly proceed.

Yours faithfully

For:	AFRICAN RAINBOW MINERALS & EXPLORATION INVESTMENTS (PROPRIETARY) LIMITED

Signatory:
Capacity:
Authority:

We, [ • ] acknowledge receipt of the above instruction and confirm that we will give effect to it upon receipt of the final written confirmation referred to in paragraph 5 above.

SIGNED AT	ON	2004.

For: [ • ]

Signatory:
Capacity:
Authority:

APPENDIX 5
to the Acquisition and Disposal Agreement
(Clause 7.3.2)

FORM OF AVMIN’S IRREVOCABLE INSTRUCTIONS TO ITS TRANSFER SECRETARIES

TO: [Computershare Limited]

Dear Sir

Instruction to Allot and Issue 87,750,417 Avmin Shares Against Receipt of Consideration

1	African Rainbow Minerals & Exploration Investments (Proprietary) Limited (“ARMI”), Anglovaal Mining Limited (“Avmin”) and Harmony Gold Mining Company Limited (“Harmony”) have entered into certain indivisible agreements (the “Merger Agreements”), one of which is an agreement between ARMI and Avmin (the “ARMI Agreement”).

2.	In terms of the ARMI Agreement Avmin is obliged to allot and issue to ARMI 87,750,417 new ordinary shares of R0.05 each in Avmin.

3.	That transaction has to be effected against the completion of certain other matters (the “completion matters”), which arise out of all the Merger Agreements.

4	We hereby instruct you irrevocably and unconditionally, but subject to receipt of a final confirmation in accordance with paragraph 5 below, to give effect to that allotment and issue on the first business day after receipt of such final written confirmation and by giving appropriate instructions to STRATE Limited, and ensuring that those instructions are carried into effect. ARMI’s CSDP for this transaction is Nedcor Securities.

5.	Notwithstanding anything to the contrary in this instruction, you are to give effect to it only upon receipt of a final written confirmation signed by ARMI, Harmony and Avmin to the effect that all the completion matters have been completed and that you may accordingly proceed.

Yours faithfully

For: ANGLOVAAL MINING LIMITED

Signatory:
Capacity:
Authority

We, Computershare Limited acknowledge receipt of the above instruction and confirm that we will give effect to it upon receipt of the final written confirmation referred to in paragraph 5 above.

SIGNED AT	ON	2004.

For: COMPUTERSHARE LIMITED

Signatory:
Capacity:
Authority:

APPENDIX 6
to the Acquisition and Disposal Agreement
(Clause 9)

WARRANTIES AND UNDERTAKINGS

1.	DEFINITIONS

1.1	For the purposes of this Appendix, unless the context requires otherwise:

1.1.1	“the Agreement” means the Acquisition and Disposal Agreement to which this Appendix is attached and of which it forms part;

1.1.2	“Disclosure Schedule” means the Disclosure Schedule attached as Annex 1 to this Appendix;

1.1.3	“Disclosure Documents” means the books, records and documents referred to in clause 2.3 below;

1.1.4	“Modikwa Business” mean the business of the Modikwa JV together with its assets;

1.1.5	“Modikwa Platinum” means Modikwa Platinum Mine (Proprietary) Limited, a private company incorporated in South Africa under Registration No. 1956/003246/07;

1.1.6	“Properties” means (a) the farm Hendriksplaats 281, Registration Division KT, Mpumalanga Province, measuring 2910,0489 hectares (excluding the rights to minerals thereto) held under Title Deed 14449/2001; (b) Portion 1 of the Farm Onverwacht 292, Registration Division KT, Mpumalanga Province, measuring 770,8788 hectares (excluding the rights to minerals thereto) held under Title Deed 14449/2001; and (c) the Remaining Extent of the Farm Onverwacht 292, Registration Division KT, Mpumalanga Province, measuring 2367,5600 hectares (excluding the rights to minerals thereto) held under Title Deed 14449/2001; and

1.1.7	words and expressions defined in the Agreement and not defined in this Appendix shall have the same meanings in this Appendix as those ascribed to them by their definitions in the Agreement.

2.	QUALIFICATIONS

2.1	All the warranties and undertakings given by ARMI in this Appendix are given subject to the other provisions of the Agreement and this Appendix, including without being limited to, the qualifications and disclosures in the Disclosure Schedule and the Disclosure Documents.

2.2	It is acknowledged that Avmin and its representatives have conducted a limited due diligence investigation into the business and affairs of the Modikwa JV.

2.3	In the course of that due diligence investigation ARMI has disclosed and made available to Avmin the books, records and documents and other details and information requested by Avmin, which are identified in the agreed list attached as Annex 2.

2.4	The Disclosure Documents shall be deemed to constitute disclosure for all purposes under the warranties and undertakings set out in this Appendix and all such warranties and undertakings shall be qualified by and subject to the Disclosure Documents as if such disclosure was recorded against each warranty in so far as it is relevant to that warranty.

2.5	In ARMI’s considered opinion, there is nothing in any of the Disclosure Documents referred to in clauses. 6, 7, 8, 9, 10, 11, 12, 13, 14 and 15 of the list attached as Annex 2 that could adversely affect the Modikwa Business or the ARM Platinum Group to any material extent.

3.	WARRANTIES AND UNDERTAKINGS AT THE SIGNATURE DATE AND THE CLOSING DATE

3.1	ARMI gives the following warranties and undertakings to Avmin for each of the two companies in the ARM Platinum Group (save as otherwise provided) on the basis that, save as otherwise provided, each warranty applies as at the Signature Date and as at the Closing Date:

3.1.1	ARM Platinum is incorporated as a private company with limited liability according to the laws of South Africa;

3.1.2	ARM Consortium is incorporated as a public company with limited liability according to the laws of South Africa;

3.1.3	no steps have been taken or are pending for the deregistration of either company whether under section 73 of the Companies Act or otherwise, and no steps have been taken or are pending to wind up either company or place it under judicial management, whether provisionally or finally;

3.1.4	each company’s authorised and issued share capital is as set out in the corporate particulars specified for it in Appendix 1 to the Agreement;

3.1.5	all of the issued shares in the capital of ARM Platinum are of one class and rank pari passu with each other;

3.1.6	no resolution has been passed by either company nor is either company obliged to increase or reduce, its authorised or issued share capital or to vary any of the rights attaching to its issued shares;

3.1.7	no person has any right to obtain an order for the rectification of the register of members of either company, and the register of members of each company contains a true and accurate record of the members of the company;

3.1.8	no resolution has been passed nor is either company obliged to alter its memorandum of association or articles of association or to create or issue any debentures;

3.1.9	no person is entitled to participate in or to a commission on the profits or dividends of either company other than as a shareholder in respect of dividends;

3.1.10	no shares in the issued share capital of either company are bonus or capitalisation shares:

3.1.11	ARMI is the sole beneficial owner of the ARMI Assets and is entitled and able to transfer to Avmin free and unencumbered ownership of them:

3.1.12	the ARMI Harmony Shares constitute the entire shareholding, direct and indirect, of ARMI itself and the ARM Platinum Group in Harmony;

3.1.13	at the Closing Date, ARM Platinum will be the owner of 83% (eighty three per cent), Mampudima Section 21 Company will be the owner of 12% (twelve per cent) and Matimatjatji Section 21 Company will be the owner of 5% (five per cent), of the issued share capital of ARM Consortium;

3.1.14	no person has any right (including any option, pre-emptive right or right of first refusal) to acquire any unissued shares in the capital of either company, now or in the future;

3.1.15	at the Signature Date, ARMI will have held the ARM Platinum Shares for a period of at least 18 (eighteen) months;

3.1.16	no person has any right (including any option, pre-emptive right or right of first refusal) to acquire any of the ARMI Assets or any of the issued shares of ARM Consortium, now or in the future; and

3.1.17	the audited financial statements of each company for the 18 (eighteen) months ended 30 June 2003 have been prepared and drawn up:

3.1.17.1	except to the extent stated in them, on the basis of accounting policies consistent with prior years; and

3.1.17.2	to fairly present, in all material respects, the financial position of the company in question at 30 June 2003, and the result of its operations and cash flows for the period then ended, in accordance with Statements of Generally Accepted Accounting Practice in South Africa, and in the manner required by the Companies Act;

3.1.18	as at 31 December 2003, the outstanding balance of the ARM Consortium Debt was R549,218,403.28.

3.2	ARMI gives the following warranties and undertakings to Avmin in respect of the Modikwa JV on the basis that, save as otherwise provided, each warranty applies as at the Signature Date and as at the Closing Date:

3.2.1	the Modikwa JV Agreement is valid and binding in accordance with its terms;

3.2.2	ARM Consortium and Rustenburg Platinum have complied in all material respects with their obligations under the Modikwa JV Agreement and no notice has been delivered to ARM Consortium or Rustenburg Platinum requiring it to remedy any alleged breach of that agreement nor, to ARMI’s knowledge or belief, are there any circumstances that exist which might give rise to any alleged breach of that agreement by ARM Consortium or Rustenburg Platinum;

3.2.3	the Modikwa Business is owned by ARM Consortium and Rustenburg Platinum in accordance with and subject to the provisions of the Modikwa JV Agreement

3.2.4	at the Signature Date, none of the assets of the Modikwa Business are subject to any pledge or other hypothecation, attachment, lien or other encumbrance;

3.2.5	at the Signature Date, the assets of the Modikwa Business comprise at least those assets listed in the Asset Register, one of the Disclosure Documents, except for those assets which may have been disposed of, lost, destroyed or written-off in the ordinary course of the Modikwa Business;

3.2.6	no person has any right (including an option or right of first refusal) to acquire ARM Consortium’s share or interest in the Modikwa JV, now or in the future;

3.2.7	at the Signature Date, neither ARM Consortium nor to ARMI’s knowledge or belief, Rustenburg Platinum, is involved in any dispute or legal proceedings in respect of the affairs of the Modikwa Business which could adversely affect the Modikwa Business to any material extent, and ARMI is not aware of any facts which could lead to any such legal proceedings being instituted after that date;

3.2.8	at the Signature Date, none of the assets of the Modikwa Business are subject to any material extent to any order, writ, interdict or other decree of any court or any regulatory body;

3.2.9	to ARMI’s knowledge or belief after having made reasonable enquiries, all material licences, authorisations, orders, consents, permissions and approvals required for the conduct of the Modikwa Business are held by ARM Consortium and/or Rustenburg Platinum, and no material breach of any such licence, authorisation, order, consent, permission or approval has been committed by them;

3.2.10	at the Signature Date, ARMI is not aware of any investigation or enquiry (pending, threatened or in existence) by or on behalf of any governmental or other body in respect of the affairs of the Modikwa Business or its assets which could affect the Modikwa Business to any material extent;

3.2.11	neither ARM Consortium nor to ARMI’s knowledge or belief, Rustenburg Platinum, is a party to any contract in relation to the Modikwa Business which is unusual or abnormal in relation to a mining business of the nature similar to that of the Modikwa Business;

3.2.12	neither ARM Consortium nor to ARMI’s knowledge or belief, Rustenburg Platinum, has committed any material breach of any material contract entered into by either or both of them in the ordinary and normal course of business in relation to the Modikwa Business, and no notice has been delivered to ARM Consortium and/or Rustenburg Platinum prior to the Signature Date requiring them to remedy any alleged breach of any such contract;

3.2.13	Modikwa Platinum is the registered owner of the Properties;

3.2.14	the whole of the issued share capital of Modikwa Platinum is owned by Rustenburg Platinum and ARM Consortium in equal shares;

3.2.15	to ARMI’s knowledge or belief after having made reasonable enquiries, the Properties are not subject to any servitudes or other restrictive conditions which could adversely affect the Modikwa Business to a material extent, and there is no contract, arrangement or agreement whereunder any person has any right to call upon Modikwa Platinum to grant a servitude or similar right (whether registerable or not) which could adversely affect the Properties or the Modikwa Business to any material extent or to pass in its favour a mortgage bond over such properties;

3.2.16	the Properties are not subject to any expropriation order nor, to ARMI’s knowledge or belief, is any expropriation threatened against the Properties;

3.2.17	no person has any right of any nature whatsoever to claim or be in occupation of the Properties;

3.2.18	neither ARM Consortium nor to ARMI’s knowledge or belief, Rustenburg Platinum, has committed a material breach of any of the provisions of the title deeds or any servitude or restrictive condition affecting the Properties and ARM Consortium and to ARMI’s knowledge or belief, Rustenburg Platinum, have complied in all material respects with all material by-laws and regulations in connection therewith;

3.2.19	to ARMI’s knowledge or belief, no claims have been brought by any person or community in terms of the Restitution of Land Rights Act, 22 of 1994 in respect of the land prospected or mined by the Modikwa JV and no persons have any rights in terms of the Land Reform (Labour Tenants) Act 3 of 1996 or the Extension of Security of Tenure Act 62 of 1997 in respect of any such land;

3.2.20	ARMI is not aware of any existing facts or circumstances that are likely to result in any material environmental claims of any nature whatsoever being brought against ARM Consortium and/or ARM Platinum, or any material future rehabilitation for which either of them may be liable, for the Modikwa Business, and adequate provision has been made by ARM Consortium and ARM Platinum for such claims and rehabilitation, present and future, in accordance with the requirements of the relevant regulatory authorities having jurisdiction and the South African Revenue Services; and

3.2.21	as at 31 December 2003, the outstanding amount owed by ARM Consortium under the Modikwa Finance Agreements was R691,237,725.86, and the outstanding capital amount owed by ARM Consortium under the BoE Loan Agreement was R40,000,000, and between 31 December 2003 and the Signature Date no further loans were made to ARM Consortium from third party financiers.

4.	WARRANTIES FOR THE PERIOD BETWEEN 1 JULY 2003 AND THE SIGNATURE DATE

ARMI gives the following warranties and undertaking to Avmin for ARM Platinum and ARM Consortium for the period between 1 July 2003 and the Signature Date:

4.1	neither company has sold or disposed of or entered into any agreement for the sale or disposal of any of its assets other than in the normal and regular course of its business;

4.2	neither company has incurred any liabilities (including contingent liabilities) or undertaken any commitments or entered into any other transaction other than in the ordinary and regular course of its business, and no material liabilities have been incurred by either company in the ordinary course of its business which have not been disclosed;

4.3	the business of each company has been conducted in the ordinary and regular course; and

4.4	all material liabilities incurred by ARM Consortium and/or Rustenburg Platinum in respect of the Modikwa Business have been discharged by ARM Consortium and/or to ARMI’s knowledge or belief, by Rustenburg Platinum, as and when they fell due in the ordinary course of business.

5.	WARRANTIES FOR THE PERIOD BETWEEN THE SIGNATURE DATE AND THE CLOSING DATE

ARMI gives the following warranties and undertakings to Avmin for ARM Platinum and ARM Consortium for the period (“the interim period”) between the Signature Date and the Closing Date:

5.1	neither company will enter into any transaction except in the ordinary and regular course of its business;

5.2	the business of each company will be conducted in the ordinary and regular course; and

5.3	all material liabilities incurred by ARM Consortium and/or Rustenburg Platinum in respect of the Modikwa Business will be discharged by ARM Consortium and/or in ARMI’s belief, by Rustenburg Platinum, as and when they fall due in the ordinary course of business. ARM Consortium has approached the lenders under the Modikwa Finance Agreements and the BoE Loan Agreement to restructure the debt under those agreements and their response is awaited.

6.	GENERAL DISCLOSURE

There are no factual circumstances relating to the affairs of either company in the ARM Platinum Group which is known to ARMI and has not been disclosed to Avmin and which, if disclosed to Avmin, might reasonably have been expected to influence its decision (as a reasonable acquirer) to acquire the ARMI Assets on the terms contained in the Agreement.

ANNEX 1
to Appendix 6

DISCLOSURE SCHEDULE

1.	Ad clauses 3.1.4 and 3.1.6 of Appendix 6

In order to ensure that as at the Closing Date the issued shares of ARM Consortium are held in the proportions set out in clause 3.13 of Appendix 6, and in order to avoid fractions of shares being held by any shareholder of ARM Consortium, it is anticipated that before the Closing Date ARM Consortium will increase its issued share capital from 7 (seven) ordinary shares of R0.01 each to 100 (one hundred) ordinary shares of R0.01 each.

2.	Ad clause 3.2.4 of Appendix 6

The assets of the Modikwa Business are subject to such pledges, hypothecations, attachments, liens and other encumbrances as are contemplated by the Modikwa JV Agreement and the Modikwa Finance Agreements, including, without in any way being limited to, –

2.1	Mortgage Bond B89892/2003 passed by ARM Consortium in favour of Micawber 237 (Proprietary) Limited over ARM Consortium’s undivided half share of the rights to platinum group metals on the farm Winterveldt 293, Registration Division KT, Mpumalanga Province and the Remaining Extent of the farm Onverwagt, Registration Division KT, Mpumalanga Province;

2.2	Collateral Special Notarial Bond BN56261/2002 passed by ARM Consortium in favour of Micawber 237 (Proprietary) Limited over the concentrator plant situated at the Modikwa Mine, as more fully described in Annexure A to that bond; and

2.3	General Notarial Bond BN56262/2002 passed by ARM Consortium in favour of Micawber 237 (Proprietary) Limited over all of the movable assets of ARM Consortium.

3.	Ad clause 3.2.7 of Appendix 6

3.1	The Modikwa JV has instituted or is about to institute legal proceedings against Brandrill Torrex (“BTX”) in the amount of approximately R8,3 million for damage caused by BTX to equipment of the Modikwa JV in the course of carrying out a contract. BTX is claiming an amount of approximately R5.5 million for early termination of the contract. ARMI’s technical and legal advice is to the effect that the claim against BTX is factually well-founded and the claim by BTX is not good in law.

3.2	The Modikwa JV is involved in a dispute with Mdendwa Mining & Exploration (Proprietary) Limited regarding the authorisation granted to the Modikwa JV by the Department of Mineral and Energy to remove and process precious metals from an old chrome mine taling dump on the farm Maandagshoek. The estimated value of the benefits which flow from the exercise of the rights under this authorisation is approximately R4 million.

3.3	See clause 16 of Annex 2 to Appendix 6 in regard to the potential liability for damage to local residents’ houses allegedly caused by blasting.

4.	Ad clauses 3.2.7 and 3.2.16, 3.2.17 and 3.2.19 of Appendix 6

To ARMI’s knowledge and belief, the only land claims in respect of the Properties are those set put in the list attached as Annex 3 to Appendix 6 received from the Commission on Restitution of land Rights on 8 April 2002.

5.	Ad clause 3.2.9 of Appendix 6

Application has been made to the Department of Water Affairs and Forestry for a Water Users Licence in respect of the Modikwa Mine. The licence is still pending.

6.	Ad clause 3.2.15 of Appendix 6

In terms of Sale Agreement between Samancor Limited and RPM or its nominee (“the Sale Agreement”), pursuant to which Modikwa Platinum acquired the Properties, Samancor Limited reserved the following rights in respect of the Properties:

•	Infrastructure servitudes relating to its chrome mining operation on the Properties;

•	The Onverwacht Platinum Mine and access road was retained by it for historical importance;

•	Samancor Limited has a right of first refusal in respect of all chrome ores mined on the Properties.

7.	Ad clause 6 of Appendix 5

7.1	The sub-lease to ARM Consortium of the lease between the Lebowa Minerals Trust and Rustenburg Platinum, required in terms of the Modikwa JV Agreement and the Modikwa Financing Agreements, has not been finalised as the Ministerial consent required for such sublease has not yet been granted.

7.2	In terms of a Notarial Mineral Lease K1899/2002RM (“the Driekop Lease”) concluded between Rustenburg Platinum, the Lebowa Mineral Trust (“the Lessor”) and Phumzile Mlambo-Ngcuka, in her capacity as the Minister of Minerals and Energy of the Republic of South Africa (“the Minister”), the Lessor granted to Rustenburg Platinum the right to dig, mine, quarry, win, remove and for Rustenburg Platinum’s own account and benefit, dispose of certain minerals, including among others, platinum group metals (“the Minerals”) in, on or under a portion of the Farm Driekop 253, measuring 2108,5876 hectares, held under Cession of Mineral Rights No K2695/1999RM (:;the Leased Area”), upon the terms and conditions of the Driekop Lease.

•	The Driekop Lease is for an initial period of 25 years but may be renewed by Rustenburg Platinum for further successive periods of 25 years, provided that application for renewal is submitted in writing to the Lessor by no later than 6 (six) months prior to the expiry of the current period. The Driekop Lease may be terminated by Rustenburg Platinum at any time on 6 (six) months’ prior written notice to the Lessor.

•	In consideration of the rights granted to Rustenburg Platinum under the Driekop Lease, Rustenburg Platinum is obliged to pay the following royalties (which are exclusive of value-added tax) to the Lessor, subject to a minimum royalty of R343,000 (exclusive of value-added tax) per annum adjusted annually in accordance with the variation of the Producer Price Index for mining and quarrying, which variation is determined according to the formula set out in the Driekop Lease:

•	annual royalty of 1,5% of the value of the metal content in the Concentrate (as defined in the Driekop Lease) derived from mining the Leased Area, as determined in accordance with the provisions of the Driekop Lease:

•	royalty of 1.5% on the revenue received from time to time from the sale of Ruthenium, Iridium, Cobalt, Osmium and Silver contained in the Concentrate derived from mining the Leased Area, as determined in accordance with the provisions of the Driekop Lease. The royalty is payable annually in arrears.

•	The Driekop Lease contains provisions obliging Rustenburg Platinum to submit business plans to the Lessor and to commence and carry on mining operations in accordance with those business plans.

•	Rustenburg Platinum may not transfer, cede, sub-let or otherwise dispose of any of its rights or obligations under the Driekop Lease without the prior written consent of the Lessor, which consent may not be unreasonably withheld. Rustenburg Platinum may, however, cede or assign any of its rights or obligations under the Driekop Lease to any subsidiary, holding company or associated company provided it gives written notice thereof to the Lessor. Any sale or alienation of the shares of Rustenburg Platinum or of its holding company will be regarded as a cession of the Driekop Lease, provided that this does not apply to the sale or alienation of the shares of a listed company. Notwithstanding any of the provisions of the Driekop Lease, the Minerals Act, 1991 or regulations to the contrary, the Lessor reserves the right to terminate the Driekop Lease forthwith if Rustenburg Platinum transfers, cedes, assigns, sells, sub-lets or otherwise disposes of its rights under the Driekop Lease, and no compensation will be payable by the Lessor in the event of such termination.

•	According to the Driekop Lease, the Minister may grant his/her consent to the transfer, cession, sale, sub-lease or other disposal of the rights of Rustenburg Platinum under the Driekop Lease subject to such terms and conditions as he/she deems necessary. If Rustenburg Platinum should stand to receive any form of compensation for the transfer, cession, sale, subletting, mortgage or other disposal of its rights under the Driekop Lease then the Minister may in his/her discretion determine a proportion of such compensation to be payable to the Lessor.

7.3	In terms of a Notarial Mineral Lease K62S4/2002L (“the Maandagshoek Lease”) concluded between Rustenburg Platinum, the Lebowa Mineral Trust (“the Lessor”) and Phumzile Mlambo-Ngcuka, in her capacity as the Minister of Minerals and Energy of the Republic of South Africa (“the Minister), the Lessor granted to Rustenburg Platinum the right to dig, mine, quarry, win, remove and for Rustenburg Platinum’s own account and benefit, dispose of certain minerals, including among others, platinum group metals (“the Minerals”) in, on or under the portions of the Farm Maandagshoek more fully described in the Maandagshoek Lease (“the Leased Area”), upon the terms and conditions of the Maandagshoek Lease.

•	The provisions of the Driekop Lease set out in clause 7.2 above apply mutatis mutandis to the Maandagshoek Lease, save that the minimum annual royalty payable under the Maandagshoek Lease is R427,000 (exclusive of value-added tax).

8.	None of the disclosures made in this Disclosure Schedule shall be construed as limiting or otherwise detracting from the deemed disclosures in the Disclosure Documents as provided in clause 2.4 of Appendix 6.

ANNEX 2
to Appendix 6

DISCLOSURE DOCUMENTS

1.	BoE Loan Agreement

2.	Modikwa JV Agreement, excluding the Draft Agreement for the Sale of Concentrate as an Addendum.

3.	Modikwa Financing Agreements, Volumes 1, 2 & 3

4.	Draft shareholders Agreement between ARM Platinum, ARM Consortium and others

5.	Modikwa Mineral Resource and Mineral Reserve Statement dated September 2003.

6.	EMPR submission complied by Metago dated September 2000

7.	EMPR amendment dated May 2001

8.	EMPR amendment for the inclusion of the Surface Winze Project dated August 2002

9.	EMPR amendment for the Extension of the Surface Infrastructure at the Hill Mining Operation dated February 2003

10	EMPR amendment for the Maandagshoek Winzes dated April 2003

11.	EMPR addendum for Prospecting Purposes dated June 2003

12.	EMPR amendment for the reclamation of a small dump dated September 2003

13.	Submission to DWAF for the application of a Water Users Licence File No. 1 & 2

14.	Document containing:

•	Summary of the Modikwa Insurance Policy

•	Asset Register

•	Mining Licence No. 9/2002

•	Financial Guarantee for the Rehabilitation of Land Distributed by Mining in favour of The Director – Mineral Development, Limpopo Province

15	File containing all relevant information, background to and sequence of events relating to the Banareng Tribal Authority claim for compensation from the Modikwa JV for the access to and use by the Modikwa JV of the land around the Maandagshoek Winze.

16.	Document containing all relevant information, background to and the sequence of events relating to the claim initiated by Mabelane against the Modikwa JV for compensation for the damage (cracked building) caused by erecting a fence around a community cemetery, and Inspection report on cracked housing in the vicinity of the Modikwa Mine. A local court has awarded damages of R25,000 to Mabelane. The Modikwa JV has appealed against this decision. Should the appeal fail and the award be upheld, there is the possibility of several hundred local residents being prompted by this award and relying on it as a precedent for bringing claims against the Modikwa JV for damage to their houses allegedly caused by blasting. The estimated aggregate damages could be considerable.

17.	Audited annual finance statements:

•	ARM Platinum as at and for the period of 18 months ended 30 June 2003

•	ARM Consortium as at and for the period of 18 months ended 30 June 2003

APPENDIX 7
to the Acquisition and Disposal Agreement
(Clause 7.2.2)

CESSION OF THE ARM CONSORTIUM DEBT

BY

AFRICAN RAINBOW MINERALS & EXPLORATION INVESTMENTS (PROPRIETARY) LIMITED

(a private company incorporated in accordance with the laws of South Africa under Registration No. 1997/020158/07 with its principal office at ARM House, 29 Impala Road, Chislehurston, 2146, South Africa)

(“ARMI”)

to

ANGLOVAAL MINING LIMITED

(a public company incorporated in accordance with the laws of South Africa under Registration No. 1933/004580/06 with its principal office at 56 Main Street, Johannesburg, 2001, South Africa)
(“Avmin”)

WHEREAS

A.	ARMI and Avmin entered into an Acquisition and Disposal Agreement on 16 February 2004 (“the Agreement”) in terms of which Avmin has agreed, among other matters, to purchase the ARM Consortium Debt from ARMI for R549,218,403.

B.	Pursuant to that agreement ARMI is required to cede the ARM Consortium Debt to Avmin in accordance with and subject to the terms and conditions of the Agreement.

THE PARTIES ACCORDINGLY AGREE THAT

1.	INTERPRETATION

Words and expressions defined in the Agreement, and not defined in this cession, shall have the same meanings in this cession (including in the preamble above) as those ascribed to them in the Agreement.

2.	CESSION

ARMI hereby cedes the ARM Consortium Debt to Avmin, and Avmin hereby accepts that cession, with effect from the Closing Date and in accordance with and subject to the terms and conditions of the Agreement.

SIGNED AT	on	2004.

For:	AFRICAN RAINBOW MINERALS &
EXPLORATION INVESTMENTS
(PROPRIETARY) LIMITED

Signatory:
Capacity:
Authority:

SIGNED AT	on	2004.

For:	ANGLOVAAL MINING LIMITED

Signatory:
Capacity:
Authority: